Exhibit 99.1

Nara Bancorp Announces Revision to First Quarter 2008 Financial Results

LOS ANGELES--(BUSINESS WIRE)--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA) today announced that it has revised its financial results for the first quarter of 2008, which were initially reported on April 22, 2008. Subsequent to the announcement of the first quarter 2008 financial results, the Company identified the impairment of a participation loan, with an outstanding loan balance of $2.9 million. To reflect the impairment of this loan, the Company established a specific reserve through an additional loan loss provision in the first quarter of 2008 of $2.1 million. As a result, net income for the first quarter of 2008 will now be reported as $5.8 million, or $0.22 per diluted share.

The impairment to the participation loan was identified when the Company recently received current appraisal information from the lead lender. The loan was a construction loan to develop finished lots for sale. The Company deemed this subsequent event to be a first quarter event, which required the revision of the financial results for the first quarter of 2008.

At March 31, 2008, the Company had $39 million in loan participations purchased, representing 1.9% of its total loan portfolio. At March 31, 2008, the Company had $14.0 million in land loans, $5.8 million in multi-family residential construction loans, and $14.5 million in single family residential construction loans, including the $2.9 million loan mentioned above. During the month of April, a $1.6 million single family construction loan was paid off. With the exception of the $2.9 million loan mentioned above, all of the Company’s land loans and residential construction loans are currently performing.

As a result of the lower earnings reported for the first quarter of 2008, the Company has revised its guidance for 2008 earnings per share. For the full year 2008, the Company now expects fully diluted earnings per share to range between $0.95 and $1.00.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 20 branches and 8 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Washington, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CONTACT:
Investors and Financial Media:
Financial Relations Board
Tony Rossi, 213-486-6545